Exhibit (a)(1)(I)

FOR IMMEDIATE RELEASE

              GE CAPITAL EXTENDS TENDER OFFER FOR HELLER FINANCIAL;
                      U.S. ANTITRUST WAITING PERIOD EXPIRES

New Expiration Date is 5:00 P.M., New York City Time, on Monday, October 1, 2001

STAMFORD, CT (August 30, 2001) - General Electric Capital Corporation ("GE Capital") announced today that Hawk Acquisition Corp., its wholly owned subsidiary, has extended the expiration date for the cash tender offer by GE Capital and Hawk Acquisition Corp. for all outstanding shares of common stock of Heller Financial, Inc. ("Heller") (NYSE: HF). The new expiration date is 5:00 P.M., New York City time, on Monday, October 1, 2001.

As of 5:00 P.M., New York City time, on August 29, 2001, approximately 12,362,000 shares of Heller class A common stock had been tendered, representing approximately 27% of the outstanding class A common stock, and 51,050,000 shares of Heller class B common stock had been tendered, representing 100% of the outstanding class B common stock. Together, such tendered shares represent approximately 83% of the total voting power of the outstanding common stock of Heller on a fully diluted basis.

GE Capital also announced that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired without comment from the antitrust division of the U.S. Department of Justice and the Federal Trade Commission.

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MEDIA CONTACTS:

GE CAPITAL:
FOR MEDIA:           Valerie Di Maria, GE Capital, 203-357-396
                     Marissa Moretti, GE Capital, 203-961-2290
FOR INVESTORS:       Mark Vachon, GE, 203-373-2468


HELLER FINANCIAL:
FOR MEDIA:           Gunnar Branson, Heller Financial, 312-441-7404
FOR INVESTORS:       Linda Anderson, Heller Financial, 312-441-7034


All stockholders should read the Tender Offer Statement on Schedule TO filed by GE Capital, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Heller, with the Securities and Exchange Commission ("SEC") and mailed to stockholders and any related amendments thereto filed with the SEC. These statements contain important information that stockholders should consider before making any decision with respect to tendering their shares. Stockholders are able to obtain these statements and amendments thereto, as well as other filings containing information about GE Capital and Heller, without charge, at the SEC's internet site (www.sec.gov). Copies of the Tender Offer Statement and the Solicitation/Recommendation Statement can also be obtained, without charge, from Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll free).